EXHIBIT 23.2

[LETTERHEAD OF RAYMOND CHABOT GRANT THORNTON LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 27, 2007 accompanying the consolidated financial statements of Manaris Corporation and subsidiaries as of and for the year ended June 30, 2007 (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about Manaris Corporation’s ability to continue as a going concern and contains an explanatory paragraph indicating the audit of adjustments described in note 21, applied to restate the 2006 financial statements) included in the Registration Statement on Form SB-2 and related Prospectus of Manaris Corporation for the registration of shares of its common stock. We consent to the use of the aforementioned report and to the reference to our firm under the caption “Experts” in the Registration Statement and Prospectus.

/s/ Raymond Chabot Grant Thornton LLP

Raymond Chabot Grant Thornton LLP, CHARTERED ACCOUNTANTS Montreal, Quebec, Canada October 19, 2007